Exhibit 10.14

INDEPENDENT CONTRACTOR AGREEMENT

        This Independent Contractor Agreement ("Agreement") is made effective as of April 1, 2006 by and between Accuray Inc., a California corporation (the "Company"), and John Adler, M.D. ("Contractor" and, together with the Company, the "Parties"). The Company desires to retain Contractor as an independent contractor to perform certain services for the Company and Contractor is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the Parties agree as follows:

        1.    Services.

        During the term of this agreement, Contractor will provide services (the "Services") to the Company as described on Exhibit A attached to this Agreement. Contractor shall use his best efforts to perform the Services to the satisfaction of the Company and by the completion dates specified by the Company. Contractor shall not perform any Services for the Company other than as specifically authorized in Exhibit A.

        2.    Independent Contractor Status.

        It is the Parties' intent that Contractor at all times, and with respect to all Services covered by this Agreement function as and remain an independent contractor, and not an employee or officer of the Company, and neither Party shall represent to third parties that Contractor is an employee or officer of the Company.

        (a)   Contractor shall be responsible for the payment of all taxes on amounts received from the Company for the Services. The Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue service, as required by law. No part of Contractor's fees will be subject to withholding by the Company for payment of any social security, federal, state or other employee payroll taxes. Contractor agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities.

        (b)   Contractor shall retain the right to perform services for others during the term of this Agreement.

        (c)   Contractor will determine the method, details, and means of performing the Services. The Company shall have no right to, and shall not control, the manner or determine the method of accomplishment of the Services, though it may define the Services to be performed. Such Services may be amended, from time-to-time, by the Parties by written agreement, signed by the Contractor and the Company.

        (d)   Contractor may, at Contractor's own expense, employ such assistants as the Contractor may deem necessary to perform the Services. The Company shall not control, direct or supervise the work of Contractor's assistants or employees in the performance of Services. The Contractor assumes full and sole responsibility for the quality of Services provided by the Contractor's assistants or employees, for the payment of all compensation and expenses of these assistants and employees, for state and federal income taxes and other applicable payroll taxes and withholding that may be required with respect to such assistants or employees, and for the provision of all benefits and insurance, including without limitation, Worker's Compensation Insurance, to such assistants or employees. Contractor shall furnish the Company with proof of Worker's Compensation Insurance coverage for all persons who provide Services pursuant to this Agreement.

        (e)   Contractor shall be responsible for all expenses incurred in the execution of Contractor's responsibilities pursuant to this Agreement, including, without limitation, all travel (including airfare and lodging), entertainment and dining expenses. No fines, taxes, bonds or fees imposed against Contractor, or costs of Contractor doing business, shall be reimbursable by the Company.

        (f)    Contractor shall not be eligible to participate in any fringe benefit program or any benefit plan of the Company.

        (g)   Contractor will have no authority to enter into contracts that bind the Company or to create obligations on the part of the Company without the prior written authorization of the Company.

        (h)   Contractor shall receive no office or administrative support from Company.

        3.    Fees.

        As consideration for the Services to be provided by Contractor, the Company will compensate Contractor as described in Exhibit B to this Agreement. Company will pay Contractor Contractor's annual compensation in quarterly installments of $34,250, such quarterly installments to be paid in advance of each quarter beginning on the date on which this Agreement is signed by both Parties and thereafter on the first business day of each quarter. Compensation for Contractor's Services shall be conditioned on the actual performance by Contractor of Services and the Company's receipt and approval of accurate and detailed quarterly invoices, including records of time spent and Services performed, from Contractor in the form attached hereto as Exhibit D. Contractor shall submit such quarterly invoices for all Services performed by Contractor during the applicable quarter two (2) weeks prior to the end of such quarter (for example, for the first quarterly period of this Agreement, January 1, 2006 to March 31, 2006, Contractor's first quarterly invoice will be due to Company no later than March 17, 2006). If for any quarter, Contractor has not provided the level of Services required to earn the full quarterly installment for such quarter, then the quarterly installment for Contractor for the following quarter will be reduced in an amount equal to the amount that Contractor was overcompensated for the preceding quarter. If at the end of the term of this Agreement, Contractor has never performed certain services, and Contractor's failure to perform such services has not been offset against any subsequent quarter's installment, then Contractor will reimburse Company the corresponding amount for the services not performed within thirty (30) calendar days. The Parties acknowledge that payment for the Services provided hereunder is consistent with the fair market value of such Services and is not conditioned in any way on the volume or value of any business (i) between the Company and any other party, or (ii) resulting, directly or indirectly, from any of Contractor's activities hereunder.

        4.    Confidentiality.

        (a)    Confidential Information.    "Confidential Information" means Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, product specifications, services, customers, customer lists, pipeline documents, marketing plans and strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, circuit board designs, logic designs for filters and/or circuit boards, Company financials or other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of parts or equipment. Confidential Information also includes any other information designated by the Company as such upon its disclosure to the Contractor.

        (b)    Disclosure    Contractor will not, during or subsequent to the term of this Agreement, use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company. Contractor will not disclose the Company's Confidential Information to any third party, and understands that said Confidential Information shall remain the sole property of the Company. Contractor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Contractor, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company's favor substantially similar to Sections 4, 5 and 6 of this Agreement. Confidential Information does not include information which, upon disclosure to Contractor is part of the public domain; can be established by written evidence to have been in the possession of Contractor at the time of disclosure; is received by Contractor from a third party without restriction and without breach of this Agreement; or has become publicly known and made generally available through no wrongful act of Contractor. If Contractor is required to disclose Confidential Information by lawfully issued subpoena or by an authorized order of a government agency, Contractor will immediately so inform the Company, and will use best efforts to minimize the disclosure of such Confidential Information and will consult with and assist the Company in seeking a protective order prior to such disclosure.

        (c)    Indemnity.    Contractor agrees that Contractor will not, during the term of this Agreement, improperly use or disclose to the Company or any of its employees any proprietary information or trade secrets of any former or current employer or other person or entity with which Contractor has an agreement, or to which Contractor has a duty, to keep in confidence information acquired by Contractor, and that Contractor will not bring onto the premises of the Company any unpublished document, proprietary information, or trade secret belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Contractor will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys' fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from the Services provided by Contractor under this Agreement.

        (d)    Third Parties.    Contractor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information or trade secrets subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees that Contractor owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information or trade secrets in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

        (e)    Return of Confidential Information.    Upon the termination of this Agreement, or upon the Company's earlier request, Contractor will deliver to the Company all of the Company's property and all Confidential Information in tangible form that Contractor may have in Contractor's possession or control.

        5.    Ownership.

        (a)    Inventions.    Contractor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively,

"Inventions") conceived, made or discovered by Contractor, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Contractor may be directed to undertake, investigate or experiment with, or which Contractor may become associated with as a result of work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company. Contractor further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

        (b)    Assistance.    Contractor agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Contractor further agrees that Contractor's obligation to execute or cause to be executed, when it is in Contractor's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

        (c)    License.    Contractor agrees that if in the course of performing the Services, Contractor incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Contractor or in which Contractor has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

        (d)    Agent.    Contractor agrees that if the Company is unable because of Contractor's unavailability for any reason to secure Contractor's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Contractor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Contractor's agent and attorney-in-fact, to act for and in Contractor's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Contractor.

        6.    Originality and Noninfringement.

        Contractor represents and warrants that all materials and Services provided hereunder will be original with Contractor and that the use thereof by the Company or its customers, representatives, distributors or dealers will not infringe any patent, copyright, trade secret or other intellectual property right of any third party. Contractor agrees to indemnify and hold the Company harmless against any liability, loss, cost, damage, claims, demands or expenses (including reasonable attorneys' fees) of the Company or its customers, representatives, distributors or dealers arising out of any infringement or claim of infringement with respect to any materials or Services provided by Contractor.

        7.    Reports.

        Contractor agrees that Contractor will, from time-to-time during the term of this Agreement, keep the Company informed as to Contractor's progress in performing the Services hereunder and that Contractor will, as requested by the Company, prepare written reports with respect thereto. The Parties understand that the time required in the preparation of such written reports shall be considered time devoted to the performance of Contractor's Services.

        8.    Conflicting Obligations.

        (a)    Performance.    Contractor acknowledges that Contractor will be available to perform the Services in a timely and responsible manner, except for the occasional circumstance in which a pre-existing clinical responsibility on the part of Contractor may conflict with a new commitment requested by the Company, subject to the requirements of the schedule of Services arranged by Company and Contractor pursuant to Section 1 of Exhibit A hereto. Failure to perform in a timely and responsible manner shall be a breach of this Agreement.

        (b)    No Conflicts.    Contractor represents and warrants that Contractor has no outstanding agreement or obligation that is in conflict with any provision of this Agreement, or that would preclude Contractor from complying with the provisions hereof, except as disclosed in Exhibit C hereto. Contractor further represents and warrants that Contractor will not enter into any such conflicting Agreement during the term of this Agreement.

        9.    Term and Termination.

        (a)    Commencement.    This Agreement will commence on the date first above written and will continue for a period of one year (the "Initial Term"). Unless 30 days' written notice of termination is given by either Party prior to the expiration of the Initial Term, or any subsequent Term, this Agreement shall renew for successive one-year periods.

        (b)    Termination.    This Agreement may be terminated as follows:

            (i)  Either Party may terminate this Agreement with 30 days' prior written notice to the other. Any such notice shall be addressed to such Party at the address shown below or such other address as such Party shall provide to the other, and shall be deemed given upon delivery if personally delivered, on the next business day if sent via overnight courier, or three days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

           (ii)  The Parties shall attempt to amend this Agreement upon receipt of any Governmental Action in order to comply with such Governmental Action. If the Parties, acting in good faith, are unable to make the amendments necessary to comply with such Governmental Action, or, alternatively, if either Party determines in good faith that compliance with the Governmental Action is impossible or infeasible, this Agreement shall terminate 10 days after one Party notifies the other of such fact. For purposes of this Section 9(b)(ii), the term "Governmental Action" shall mean any legislation, regulation, rule or procedure passed, adopted or implemented by any federal, state or local government or legislative body or any private agency, or any notice of a decision, finding, interpretation or action by any governmental or private agency, court or other third party which, in the opinion of counsel to the Company, because of the arrangement between the Parties pursuant to this Agreement, if or when implemented, would: (A) constitute a violation of any federal, state or local law; or (B) subject either Party, or any of their respective employees or agents, to civil or criminal liability or prosecution on the basis of their participation in executing this Agreement or performing their respective obligations under this Agreement.

          (iii)  If this Agreement is terminated for any reason within one-year of the date first above written, the Parties shall not enter into the same or substantially the same arrangement contemplated by this Agreement during the period which is one-year following the date first above written.

        (c)    Survival.    Upon such termination, all rights and duties of the Parties toward each other shall cease except:

            (i)  that the Company shall be obliged to pay, within 30 days of receipt of the Contractor's invoice, all amounts owing to Contractor for unpaid Services through the termination date; and

           (ii)  Sections 4, 5, 6, 9 and 11 shall survive termination of this Agreement.

        10.    Assignment.

        Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by the Company or the Contractor without the written consent of the other.

        11.    Arbitration and Equitable Relief.

        (a)    Arbitration.    Except as provided in Section 11(b) below, the Company and Contractor agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California before a single, neutral arbitrator associated with the Judicial Arbitration and Mediation Service ("JAMS"). The arbitrator shall be selected by the Parties or, if the Parties are unable to agree, by JAMS, in accordance with its selection practices. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. Unless otherwise required to preserve the enforceability of this arbitration clause, the Company and Contractor shall each pay one-half of the costs and expenses of such arbitration.

        (b)    Equitable Relief.    Contractor agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Section 4 or 5 herein. Accordingly, Contractor agrees that if Contractor breaches Sections 4 or 5, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Contractor further agrees that no bond or other security shall be required in obtaining such equitable relief and Contractor hereby consents to the issuances of such injunction and to the ordering of such specific performance.

        12.    Miscellaneous.

        (a)    Amendments and Waivers.    Any term of this Agreement may be amended or waived only with the written consent of the Parties.

        (b)    Entire Agreement.    This Agreement, including the Exhibits hereto, constitutes the entire agreement of the Parties and supersedes and replaces all oral negotiations and prior writings with respect to the subject matter hereof.

        (c)    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier or overnight delivery service, or three days after being deposited in the regular United States mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

        (d)    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to its principles of conflict of laws.

        (e)    Legal Fees.    If any dispute arises between the Parties with respect to matters covered by this Agreement which leads to a proceeding, pursuant to Section 11, to resolve such dispute, the prevailing party in any such proceeding shall be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

        (f)    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced.

        (g)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        (h)    Advice of Counsel.    EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

        (i)    Compliance with Laws    The Parties agree to abide by the Company's compliance policies and all federal, state or local laws, regulations, ordinances or other legal requirements in connection with the performance of the Services hereunder. In addition, at all times during this Agreement, Contractor shall have in effect all licenses, permits and authorizations for all local, state, federal and foreign governmental agencies to the extent the same are necessary to the performance of the Services hereunder and will verify all such licenses, permits and authorizations are in place before performing any Services under this Agreement. Consultant shall not perform any Services under this Agreement for which he does not hold all necessary licenses, permits and authorizations and will hold the Company harmless in all respects for any claims or actions resulting from Contractor's violation of this provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

JOHN ADLER, M.D.		ACCURAY, INC.
Signature:	/s/ JOHN ADLER	Signature:	/s/ ERIC LINDQUIST
Name:	John Adler, M.D.	Name:	Eric Lindquist
Title:	Contractor	Title:	SVP, Chief Marketing Officer
Address:		Address:	1310 Chesapeake Terrace
Sunnyvale, CA 94089
Telephone:		Telephone:	408-716-4706
Date:	3/29/06	Date:	4/5/06
		Signature:	/s/ DARREN MILLIKEN
		Name:	Darren Milliken
		Title:	General Counsel
		Address:	1310 Chesapeake Terrace Sunnyvale, CA 94089
		Telephone:	408-716-4600
		Date:	4/4/06

EXHIBIT A

SERVICES

1.
Description of Services.    Contractor will be present at and participate in VIP visits arranged by Company at Stanford University Medical Center ("SUMC"). In addition, Contractor will travel to and participate in both domestic and international sales visits as requested by Company. Finally, Contractor will travel to and participate in certain domestic tradeshows which Company requests that Contractor attend. As soon as practicable following the execution of this Agreement, Contractor and the Company shall meet to schedule the specific Services to be performed during the first calendar quarter that this Agreement is in effect. Thereafter, Contractor and the Company shall meet at least thirty (30) days in advance of the end of each calendar quarter to schedule the Services to be performed during the subsequent calendar quarter.

2.
VIP Visits.    Contractor's duties and deliverables in connection with Contractor's participation in Company's VIP visits to SUMC (up to two (2) visits per month with a maximum of 13 visits per year) will include:

2.1.
Case Observation:    Contractor will participate in the observation of a case being treated in the CyberKnife Suite at SUMC.

2.2.
Question and Answer Sessions:    Contractor will participate in a thirty (30) minute question "Question and Answer" session following the observation in the CyberKnife suite for each VIP visit.

2.3.
Lunches/Dinners:    Contractor will attend a lunch or dinner meeting, as applicable, following the VIP visit.

3.
Sales Visits/Tradeshows.    Contractor's duties and deliverables in connection with Contractor's travel to and participation in sales visits and tradeshows will include:

3.1.
Domestic Sales Visits/Tradeshows:    Contractor will travel to and attend domestic sales visits and/or tradeshows as requested by Company, up to four (4) trips per year, with each trip to last for one (1) day.

3.2.
Europe and Emerging Market Sales Visits:    Contractor will travel to and attend sales visits in Europe and other international emerging markets (for example, China, India, or other miscellaneous emerging markets) as requested by Company. At Company's option, these sales visits shall consist of:

3.2.1.
Option 1:    Six (6) trips per year with four (4) trips lasting for four (4) days apiece (two full days with customer, the remaining days as travel), one (1) trip lasting for five (5) days (three full days with customer, the remaining days as travel), and one (1) trip lasting for three (3) days (one full day with customer, the remaining days as travel);

3.2.2.
Option 2:    Six (6) trips per year with each trip lasting for four (4) days (two full days with customer, the remaining days as travel); or

3.2.3.
Option 3:    Seven (7) trips per year with six (6) trips lasting for three (3) days (one full day with customer, the remaining days as travel) and one (1) trip lasting for four (4) days (two full days with customer, the remaining days as travel).

3.3.
To the extent possible, Company shall use commercially reasonable efforts to provide Contractor with at least three (3) weeks prior notice of any travel required in connection with sales visits and attendance at trade shows.

EXHIBIT B

COMPENSATION

1.
Compensation.    Contractor shall be compensated for Services performed according to this Agreement as follows:

1.1.
Compensation for VIP Visits:

•	Case Observation:	$500 per observation
•	Q & A Session:	$500 per Q&A session
•	Lunch or Dinner:	$500 per Lunch or Dinner
•	Maximum Compensation per VIP Visit:	$1,500
•	Maximum Annual Compensation for VIP Visits:*	$19,500 per year
*(maximum annual compensation for VIP Visits is based on thirteen (13) VIP visits per year with participation in case observation, Q&A Session and Lunch or Dinner at each VIP Visit)
  1.2.
  Compensation for Attending Domestic Sales/Tradeshow Visits:

•	Domestic Sales Visit/ Tradeshow:	$4,250 per visit
•	Maximum Annual Compensation for Domestic Sales Visits/ Tradeshows:*	$17,000 per year
*(maximum annual compensation for Domestic Sales Visits/Tradeshows is based on the maximum of four (4) trips per year, such trips to be selected by Company)
  1.3.
  Compensation for Attending Europe and Emerging Market Sales Visits:

•	Europe and Emerging Market Sales Visit:
Option 1	Option 2	Option 3
$13,500 per three (3) day visit	$16,750 per four (4) day visit	$13,958.33 per three (3) day visit
$16,750 per four (4) day visit		$16,750 per four (4) day visit
$20,000 per five (5) day visit
•	Maximum Annual Compensation for Europe and Emerging Market Sales Visits:*	$100,500 per year
*(maximum annual compensation for European and Emerging Market Sales Visits is based on the number of trips set forth under Option 1, Option 2 or Option 3 in Section 3.2 of Exhibit A above, as applicable)
  1.4.
  Total Compensation/Payment.    As indicated above, Contractor's maximum possible annual compensation from Company under this Agreement is $137,000 to be paid quarterly in advance, in four (4) equal installments of $34,250 per quarter beginning on the day that this Agreement is signed by both Parties and thereafter on the first business day of each quarter. Should Contractor not perform certain of the above objectives, then future quarterly payments to Contractor may be offset by the corresponding amount of the Services not performed. If at the end of the term of this Agreement, certain Services were not performed, and Contractor's failure to perform such services has not been offset against any subsequent quarter's installment, then Contractor shall reimburse Company for the corresponding amount of the services not performed within thirty (30) calendar days.

EXHIBIT C

LIST OF POTENTIAL CONFLICTS

—none—
/s/DM

EXHIBIT D

CONTRACTOR TIME RECORD

Contractor:

Date	Description of Services Performed	Locations of Services Performed	Number of Days/Visits

        This record is a complete and accurate description of the Services I performed and the time spent in connection therewith on behalf of Accuray, Inc. on the dates specified above.

Contractor	Date

AMENDMENT ONE TO EXHIBIT B (COMPENSATION)

This Amendment One ("Amendment") to Exhibit B (Compensation) is issued under and subject to all of the terms and conditions of the Independent Contractor Agreement (the "Agreement") dated as of April 1, 2006 by and between Accuray, Inc. ("Company") and John Adler, M.D. ("Contractor").

1.
Compensation.    In addition to the Compensation set forth on Exhibit B to the Agreement (for Services performed by Contractor pursuant to the Agreement), Contractor shall be compensated for Services performed according to this Amendment as follows:

1.1.
Compensation for Costs re: Registering for Conferences/Submitting Abstracts:

      Company shall reimburse Contractor for the following expenses incurred by Contractor: (i) registration fees for attending domestic tradeshows and/or conferences which Company requests that Contractor attend and (ii) fees for submitting abstracts prepared by Contractor, at Company's request, for presentations or papers at domestic tradeshows and/or conferences which Company requests that Contractor attend. All such expenses in excess of $250.00 require prior written approval by an authorized Company representative, which shall include Company's CMO or the Vice President of Channel Development. Contractor shall submit a written request to Company for reimbursement of all such expenses and reimbursement shall be conditioned on the Company's receipt of detailed receipts or similar documentation evidencing Contractor's payment of such fees. Subject to the foregoing, Company will pay each invoice submitted by Consultant pursuant to this Section within thirty (30) days following receipt thereof.

[SIGNATURE PAGE FOLLOWS]

1

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment One to Exhibit B (Compensation) as of the day and year written below.

JOHN ADLER, M.D.		ACCURAY, INC.
Signature:	/s/ JOHN ADLER	Signature:	/s/ ERIC LINDQUIST
Name:	John Adler, M.D.	Name:	Eric Lindquist
Title:	Contractor	Title:	SVP, Chief Marketing Officer
Address:		Address:	1310 Chesapeake Terrace
Sunnyvale, CA 94089
Telephone:		Telephone:	408-716-4706
Date:	5/24/06	Date:	5/30/06
		Signature:	/s/ DARREN MILLIKEN
		Name:	Darren Milliken
		Title:	General Counsel
		Address:	1310 Chesapeake Terrace Sunnyvale, CA 94089
Telephone:

		Date:	5/26/06

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